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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF PIPER & MARBURY L.L.P.]

                               December 14, 1998

Apartment Investment and Management Company
  1873 South Bellaire Street, 17th Floor
  Denver, Colorado 80222

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 750,000 shares (the "Preferred Shares") of Class B Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Class B Preferred Stock"), and 3,621,940 shares (the "Common Shares" and together with the Preferred Shares, the "Shares") of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock") pursuant to a Registration Statement of the Company on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Common Shares include up to 3,621,940 shares of Class A Common Stock that may be issued by the Company from time to time as follows: (i) up to 2,463,053 shares (plus such additional shares as may be issued pursuant to certain anti-dilution provisions) of Class A Common Stock (the "Conversion Shares") that may be issued by the Company upon conversion of up to 750,000 outstanding shares of the Class B Preferred Stock and (ii) up to 1,158,887 shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) of Class A Common Stock (the "Exchange Shares") that may be issued by the Company in exchange for up to 1,158,887 Partnership Common Units (the "OP Units") of AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership") tendered for redemption.

     In rendering the opinion expressed herein, we have examined the Registration Statement, the Charter and By-Laws of the Company, the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended to date (the "Partnership Agreement"), the proceedings of the Board of Directors of the Company relating to the reservation and issuance of the Shares, a Certificate of the Secretary of the Company (the "Certificate"), and such other statutes, certificates, instruments, and documents relating to the Company and matters of law as we have deemed necessary to the issuance of this opinion.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.
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     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          (2) The Conversion Shares to be issued upon conversion of shares of Class B Preferred Stock, to the extent that they do not exceed that number of shares of Common Stock authorized but unissued, have been duly authorized and, upon satisfaction of the conditions for conversion of such shares of Class B Preferred Stock as set forth in the Charter of the Company and issuance and delivery of stock certificates representing the Conversion Shares, will be validly issued, fully paid, and non-assessable.

          (3) The Exchange Shares to be issued in exchange for OP Units tendered for redemption have been duly authorized and, upon exchange of such OP Units in accordance with the terms of the Partnership Agreement and issuance and delivery of stock certificates representing the Exchange Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the issuance of the Common Shares will not violate any of the Initial Holder Limit, Look-Through Ownership Limit or Ownership Limit provisions of the Company's Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                            Very truly yours,

                                               /s/ PIPER & MARBURY L.L.P.
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                                                   Piper & Marbury L.L.P.